Exhibit n(3)
[Farm Bureau letterhead]
July 15, 2011
Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266
Gentlemen:
This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a nonparticipating flexible premium variable life insurance policy (“Policy”) under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 13 to the Registration Statement on Form N-6 (File No. 333-87766), as supplemented and incorporated by reference in this Post-Effective Amendment No. 14 to the Registration Statement, describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.
It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.
I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 14 to the Registration Statement and to the reference to my name under the heading “Experts” in the Statement of Additional Information that is incorporated by reference in this Post-Effective Amendment No. 14.
Sincerely,
/s/ Christopher G. Daniels
Christopher G. Daniels, FSA, MAAA
Life Product Development and Pricing Vice President
Farm Bureau Life Insurance Company